Exhibit 10.3B

March 8, 2018

Hugh Boyle
Bank of California, Inc. (the “Company”)
Banc of California, N.A. (the “Bank”) and
together collectively with Company, the (“Employer”)
Chief Risk Officer

Dear Hugh:

Upon the expiration of your employment contract with Employer on April 1, 2018, the following employment and compensation terms will become effective:

Position	Your title of Chief Risk Officer of the Employer, reporting to President and CEO Doug Bowers, will remain unchanged.
Workplace	Your workplace location will continue to be at the Company’s headquarters located at 3 MacArthur Place, Santa Ana, CA 92707.
Base Salary
Your base salary will be $400,000.00 annually, minus applicable withholdings. The Bank has a semi-monthly payroll schedule with paydays on the 10th and 25th of each month. If a payday falls on a weekend or holiday, the payday will be the preceding business day.

Effective April 1, 2019, your base salary will be increased to $425,000.00 annually, minus applicable withholdings. The Bank has a semi-monthly payroll schedule with paydays on the 10th and 25th of each month. If a payday falls on a weekend or holiday, the payday will be the preceding business day.

Effective April 1, 2020, your base salary will be increased to $450,000.00 annually, minus applicable withholdings. The Bank has a semi-monthly payroll schedule with paydays on the 10th and 25th of each month. If a payday falls on a weekend or holiday, the payday will be the preceding business day.

Short-Term Bonus Incentive
You are also eligible to participate in an annual cash bonus incentive plan. Your bonus incentive target is 75% of your base salary at the end of the bonus period. The actual payment of your bonus will be based upon the achievement of performance criteria as determined by the Company’s Board of Directors or the Joint Compensation and Human Capital Committee of the Boards of Directors of the Company and the Bank (including any sub-committee or sub-group of that committee, the “Compensation Committee”). All bonus payments are not earned until paid. You must be an active employee in good standing at the time of payment to be eligible.

3 MacArthur Place Santa Ana, CA 92707 bancofcal.com

Exhibit 10.3B

Long-Term Equity Incentive
You may be eligible to receive an annual equity award as determined annually by the Company’s Board of Directors or the Compensation Committee. The terms and conditions of any Long-Term Equity Incentive award, including vesting, is subject to the discretion of the Company’s Board of Directors or the Compensation Committee.

Severance Provision
If your employment is terminated by Employer without cause between April 1, 2018 and April 1, 2019, you will receive the following:

● 12-months base salary as of the notification date, and;
● 12-months medical, dental and vision insurance coverage for any enrolled benefit as of the notification date (or the cash equivalent thereof), and;
● At the sole discretion of the Company’s Board of Directors or the Compensation Committee, acceleration of any service-based equity awards due to vest within 365 days of termination date, and;
● At the sole discretion of the Company’s Board of Directors or the Compensation Committee, the acceleration of any performance-based stock award (“PSU”).

The payment of any severance amount or benefit is subject to the signing of a separation agreement and full release, in a form acceptable to Employer. This provision, unless previously terminated, shall be extended for one additional year on April 1, 2019 unless the Employer provides at least ninety (90) days prior notice that this provision will not be so extended.

“Cause” is defined as engaging in the commission of any felony or of any misdemeanor involving dishonesty or moral turpitude; Theft or misuse of Employer’s property or time; Insubordination; unauthorized use of alcohol on premises, or appearing on such premises while under the influence; illegal use of any controlled substance; illegal gambling on premises; discriminatory, harassing or retaliatory behavior, whether or not illegal under federal, state or local law; willful misconduct; causing injury to the economic or ethical welfare of Employer due to malfeasance, misfeasance, misconduct or inattention to duties and responsibilities; breach of fiduciary duty; intentional violation of any material law, rule, regulation or judicial or administrative order to which Employer or any affiliate is subject or of any formal administrative action entered into by Employer or any affiliate, or imposed upon any of them; willful failure to perform duties for or on behalf of Employer or its affiliates, or to follow, or cooperate in carrying out, any lawful material written policy adopted by Employer (including any written code of conduct or standards of ethics applicable to employees of Employer) or any reasonable directive from the Company or Bank Board.

Time Off
As a Senior Officer, you will be eligible to participate in the Company’s Flexible Time Off policy which provides the benefit of taking time off without having to accrue time off hours. In addition, you will be eligible for six (6) days of paid sick leave on January 1st of each calendar year. You will also be eligible for up to ten (10) Bank paid holidays.

3 MacArthur Place Santa Ana, CA 92707 bancofcal.com

Exhibit 10.3B

Your participation in the Company sponsored benefits and 401(k) plan remain unchanged.

After (i) April 1, 2019; or (ii) if the section titled “Severance Provision” has been extended or renewed to a date after April 1, 2019, then the actual expiration date of the “Severance Provision” section, then the following two clauses shall be in effect: (x) your employment with Employer shall be “at will,” meaning that both you and the Employer have the right to terminate your employment at any time without notice or cause, and (y) Employer further reserves the right to change the terms of Employee’s employment including but not limited to the terms in this offer at any time, with or without reason, and with or without notice unless required by law. This letter shall not be construed as a contract of employment.

3 MacArthur Place Santa Ana, CA 92707 bancofcal.com